Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Administrator of the EnPro Industries, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statements (No. 333-238112 and No. 333-178668) on Form S-8 of EnPro Industries, Inc. of our report dated June 28, 2022, with respect to the statements of net assets available for benefits of the EnPro Industries, Inc. Retirement Savings Plan as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the EnPro Industries, Inc. Retirement Savings Plan.

/s/ GreerWalker LLP

June 28, 2022
Charlotte, NC